Atrion Reports Third Quarter Results

Diluted EPS Increases by 21%

ALLEN, TX -- (Marketwire - November 04, 2010) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2010 diluted earnings per share were up 21% and revenues were up 8% compared to the results for the third quarter of 2009.

Atrion's revenues for the quarter ended September 30, 2010 totaled $27.2 million compared with $25.2 million for the same period in 2009. On a diluted per share basis, earnings for the current-year period increased to $2.66 as compared to $2.20 for the same quarter of last year. Net income for the third quarter totaled $5.4 million compared to $4.5 million in last year's third quarter.

Commenting on the results of third quarter of 2010 compared to the same period of 2009, Emile Battat, Chairman & CEO, said, "I am very pleased with the Company's performance in the recent quarter. Revenues were higher in all of our major product categories, resulting in an overall increase of $2.0 million in the quarter compared with the third quarter of 2009." Mr. Battat added, "While the markets for our products have rebounded since the depth of the recession, our customers continue to report they are uncertain as to the level of growth they expect for 2011. As a result certain customers are planning to reduce their inventory levels while looking to us to shorten our lead times for future shipments. To accommodate them, we may find it necessary to increase our safety stock for such products, tying up additional capital and possibly increasing the risk of product obsolescence." Mr. Battat concluded, "During the quarter, the Company invested $1.4 million to repurchase approximately 10,000 shares of our common stock while also increasing the Company's cash and investments by $4.0 million, to $41.0 million as of September 30, 2010."

Revenues for the first nine months of 2010 of $81.9 million were 7% higher than revenues of $76.2 million for the first nine months of 2009. Diluted earnings per share for the nine months ended September 30, 2010 increased 16% to $7.65 from $6.57 in the comparable 2009 period.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the necessity of increasing safety stock for certain products and the effects thereof. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                          ATRION CORPORATION
             UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share data)

                                    Three Months Ended   Nine Months Ended
                                       September 30,       September 30,
                                    ------------------  ------------------
                                      2010      2009      2010      2009
                                    --------  --------  --------  --------
Revenues                            $ 27,156  $ 25,192  $ 81,939  $ 76,240
Cost of goods sold                    14,180    13,973    43,908    41,902
                                    --------  --------  --------  --------
  Gross profit                        12,976    11,219    38,031    34,338
Operating expenses                     4,973     4,653    14,810    14,627
                                    --------  --------  --------  --------
  Operating income                     8,003     6,566    23,221    19,711

Interest income                          315       162       689       391
Other income                               2        --         2         1
                                    --------  --------  --------  --------
Income before income taxes             8,320     6,728    23,912    20,103
Income tax provision                  (2,920)   (2,268)   (8,384)   (6,852)
                                    --------  --------  --------  --------
  Net income                        $  5,400  $  4,460  $ 15,528  $ 13,251
                                    ========  ========  ========  ========

Income per basic share              $   2.68  $   2.25  $   7.69  $   6.70
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           2,017     1,980     2,019     1,978
                                    ========  ========  ========  ========

Income per diluted share            $   2.66  $   2.20  $   7.65  $   6.57
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           2,029     2,028     2,031     2,017
                                    ========  ========  ========  ========

                           ATRION CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                     Sep. 30,    Dec. 31,
                                                       2010        2009
ASSETS                                              ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $     9,851 $    20,694
  Short-term investments                                  6,672       4,230
                                                    ----------- -----------
    Total cash and short-term investments                16,523      24,924
  Accounts receivable                                    13,007      11,026
  Inventories                                            18,442      18,675
  Prepaid expenses and other                              1,215         981
  Deferred income taxes                                     596         596
                                                    ----------- -----------
      Total current assets                               49,783      56,202

Long-term investments                                    24,448      11,477

Property, plant and equipment, net                       50,380      53,141
Other assets                                             11,837      11,929
                                                    ----------- -----------

                                                    $   136,448 $   132,749
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     9,319       6,682
  Line of credit                                             --          --
  Other non-current liabilities                           9,303       9,336
  Stockholders' equity                                  117,826     116,731
                                                    ----------- -----------

                                                    $   136,448 $   132,749
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800